Exhibit 23

      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ONEOK, Inc.

We consent to the incorporation by reference in Registration Statements (Nos. 333-75768, 333-54274, 333-41263, 333-41265, 333-41267, 333-41269, 333-42094, 333-95039, 333-81043, 333-121769, 333-130070 and 333-130067) on Form S-8 and (Nos. 333-54586, 333-44915, 333-57433, 333-65059, 333-82717, and 333-140629) on Form S-3 of ONEOK, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of ONEOK, Inc. Our report refers to a change in accounting for defined benefit pension and other postretirement plans, the consolidation of limited partnerships or similar entities when the limited partners have certain rights, and stock based compensation expense.

/s/ KPMG LLP

February 28, 2007

Tulsa, Oklahoma